Exhibit 5.1


                                                  January __, 2003

Biophan Technologies, Inc.
150 Lucius Gordon Drive, Suite 215
West Henrietta, NY  14586

    RE:    Biophan Technologies, Inc. - Registration Statement on Form
           SB-2

Gentlemen:

    We have acted as counsel to Biophan Technologies, Inc., a Nevada corporation (hereinafter called the "Company"), in connection with its Registration Statement on Form SB-2, filed under the Securities Act of 1933, relating to the proposed resale of up to 25,471,228 common shares of the Company, $.001 par value ("Common Shares") by a Selling Shareholder.

    In that connection, we have examined the Certificate of Incorporation of the Company, as amended, the by-laws of the Company, as amended, the Registration Statement, and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion.

    Based upon the foregoing, it is our opinion that:

    1. The Company has been duly organized and is validly existing

    2. The corporation is in good standing under the laws of the State of Nevada.

    3. The Common Shares have been, or upon exercise of the various warrant agreements recited in the Registration Statement, will be, duly authorized, validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as Exhibit 5.1 to the above-referenced Registration Statement and to the reference made to us under the caption "Legal Matters" in the Prospectus forming a part of such Registration Statement.

                                    Very truly yours,

                                    BOYLAN, BROWN, CODE,
                                    VIGDOR & WILSON, LLP



                                    Alan S. Lockwood
ASL/slc